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                                                                    Exhibit 99.1

GLOBIX PROMOTES ROBERT DENNERLEIN TO POSITION OF CHIEF FINANCIAL OFFICER

NEW YORK -- May 13, 2003 -- Globix Corporation (OTC: GBXX) today announced that it has appointed Robert Dennerlein to serve as Chief Financial Officer, effective May 12. Dennerlein succeeds John D. McCarthy who has served as acting Chief Financial Officer during the company's restructuring and now returns to his role as Senior Vice President of Corporate Development focused at strategic growth opportunities. Dennerlein joined the company in January 2003 as Vice President and Corporate Controller.

"The Company is very grateful to John for his leadership, teamwork, and results that enabled our company to manage itself through a challenging transition period," said Peter Stevenson, Globix's Chief Executive Officer. "At the same time, we acknowledge the strong contribution Bob has made to our organization and we are proud to promote him to the position of Chief Financial Officer."

Prior to joining Globix, from August 2001 until January 2003 Dennerlein served as Vice President and Controller for OpNext, a global optical components joint venture created by a spin-off from Hitachi and a venture capital investment by Clarity Partners. From July 1999 until August 2001, Dennerlein served as the Director of Accounting and External Reporting for Agere Systems (formerly the Microelectronics division of Lucent Technologies). From June 1992 until July 1999, Dennerlein held various management positions at International Specialty Products, a global specialty chemicals manufacturer. He served as Senior Director, ISP Financial Services from July 1997 until July 1999 and prior to that Controller, ISP International Operations from May 1995 until July 1997. Dennerlein is a Certified Public Accountant and received a Masters in International Business from Seton Hall University. He also holds a Bachelor of Science in Accounting from Seton Hall University.

ABOUT GLOBIX:

Globix (http://www.globix.com) is a leading provider of managed infrastructure services for business customers. Globix delivers applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, content delivery network, and its technical professionals. Globix provides businesses with technology resources and the ability to deploy, manage and scale mission-critical Internet-based operations for optimum performance and cost efficiency.

PRESS CONTACT:
Michael van Dijken

212-625-7546
917-428-3366

mvandijken@globix.com